AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT



          AMENDMENT No. 2 TO EMPLOYMENT AGREEMENT (this "Amendment"),

made as of July 22, 1996, between Osborn Communications Corporation, a

Delaware corporation (the "Company"), and Frank D. Osborn (the

"Employee").

                          RECITALS

          WHEREAS, the Company and the Employee are parties to that

certain Employment Agreement, effective as of July 1, 1994 (the

"Employment Agreement"), and the parties hereto desire to amend certain provisions of the Employment Agreement; and

          WHEREAS, on May 22, 1996, the Company and the Employee amended the Employment Agreement ("Amendment No. 1") to reflect the Company's agreement to pay a compensation bonus to the Employee upon the occurrence of a Triggering Event (as defined in Amendment No. 1); and

          WHEREAS, in connection with the proposed merger (the "Merger")

between the Company and OCC Acquisition Company, Inc., the Compensation

Committee of the Company's Board of Directors approved on July 22, 1996,

a modification of Amendment No. 1 providing for the payment to the

Employee of an aggregate amount of compensation bonus upon the consummation of the Merger less


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than and in lieu of the amount contemplated and agreed to pursuant to Amendment

No. 1.

          WHEREAS, the Employee has accepted such modification of the aggregate amount of compensation bonus contemplated by Amendment No. 1.

          NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1.   AMENDMENT OF EMPLOYMENT AGREEMENT.

          Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

          Section 4 of the Employment Agreement relating to the

Employee's compensation is amended by adding the following clause (f)

thereto:

          (f) If the Merger is consummated, the Employee shall be entitled to receive on the date the Merger is consummated, in lieu of any payment under clause (d) above, an amount equal to one year's Base Salary ($375,000) plus a Triggering Event bonus equal to $2,545,000; provided, HOWEVER, that if the Merger is not consummated, the provisions of clause (d) of Amendment No. 1 will be applicable.

          2.   This Amendment shall be governed by and construed and

enforced in all respects in accordance with the laws of the State of New

York.

          3.   Except as modified by this Amendment, the Employment

Agreement remains in full force and effect and unchanged.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                 OSBORN COMMUNICATIONS CORPORATION


                                 By:/s/ MICHAEL F. MANGAN
                                    ----------------------------
                                    Michael F. Mangan
                                    Secretary


                                 EMPLOYEE


                                 /s/ FRANK D. OSBORN
                                 ---------------------
                                 Frank D. Osborn